MARTIN CURRIE, INC.

                                 CODE OF ETHICS



1.       INTRODUCTION

         WHO DOES THE CODE APPLY TO?

         Under Rule 17j-1(a) of the Investment Company Act investment advisers to any registered US investment companies are required to have a Code of Ethics. The codes apply to what are termed "Access Persons". Essentially this is anyone who in the course of their employment has access to information concerning the purchase or sale of securities on behalf of, or anyone who makes recommendations to an investment company. In view of the low volume of personal dealing and due to the similarity with IMRO's rules on staff dealing it has been determined that all staff of the Martin Currie group (including their Related Accounts) other than the non-executive directors of Martin Currie Limited will be subject to this Code.

2.       GENERAL PRINCIPLES

         This Code of Ethics ("the Code") is based on the principle that officers, directors and employees of Martin Currie owe a fiduciary duty to Martin Currie Inc's clients. Accordingly, you must avoid activities, interests and relations that might interfere or appear to interfere with making decisions in the best interests of Martin Currie Inc's clients or otherwise take unfair advantage of your position. The specific provisions of the Code must be adhered to as well as the general principles. This code does not attempt to identify all possible conflicts of interest and literal compliance with the specific procedures will not shield you from liability for personal trading or other conduct which violates your fiduciary duties to Martin Currie Inc's clients. In addition to this code you are subject to the general requirement not to engage in any practice that would defraud clients. You are also subject to the IMRO principles, IMPR's rules on staff dealing and rules on inducements. The requirements of IMRO are broadly similar to those of the Investment Company Act, but in the event of there being any conflict the higher standard will generally prevail. In such circumstances the General Counsel should be consulted.

         At all times you must:

         (i) Place the interests of clients first. As a fiduciary, you must avoid putting your own personal interests ahead of the interests of Martin Currie Inc's clients. You may not cause a client to take action, or not to take action, for your personal benefit rather than the benefit of the client. For example, you would violate this Code by causing a client to purchase a security you owned for the purpose of increasing the price of that security. Another example would be if you invest in a security that may be appropriate for your clients without first considering that investment for your clients.

         (ii) Avoid taking inappropriate advantage of your position. It is imperative that you avoid any situation that might compromise, or call into question the exercise of your independent judgement. The receipt of investment opportunities, perquisites, or gifts of more than de minimis value from persons seeking business with Martin Currie could call into question the exercise of your independent judgement. You may not, for example, use the knowledge of client portfolio transactions to profit by the market effect of those transactions.

         (iii) Conduct all personal securities transactions in full compliance with this Code. While Martin Currie does not object to personal investment, you must not take any action which could cause even the appearance of an unfair or improper action. Accordingly, you must follow the policies set forth in this Code with respect to trading on your own or any account which, in your personal capacity, you have some
                  control/influence          over,          for         example,
                  children/spouses/relatives accounts ("Related Accounts"). Doubtful situations should be resolved in favour of clients. Any questions concerning this Code should be addressed to the General Counsel. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

3.       PERSONAL SECURITIES TRANSACTIONS

         (i)      Annual Disclosure of Personal Holdings
                  --------------------------------------

                  In addition to the trade reporting requirements set out below, you must disclose on the Personal Securities Holdings Form any securities you or any related person holds, such disclosure must be made within 10 days of the commencement of employment, and annually thereafter as at 31st July. The Form must be returned to the Compliance Department. The Form does not need to include details of transactions over which you had no discretion. The Form must be returned even where you have no securities holdings.

         (ii)     Dealing by employees and on behalf of related accounts
                  ------------------------------------------------------

                  Prior to instructing an order for a securities transaction on behalf of your own or a Related Account, you must complete, in writing, a trade authorisation request form and submit the completed form to the appropriate Authorisation Officer. The appropriate Authorisation Officer will be the head of the geographic team in whose geographic area the intended securities transaction would take place or in their absence the Chief Investment Officer or the Director of Investment Planning and Process. Trade authorisation request forms for the head of a geographic team will be pre-authorised by the Chief Investment Officer or the Director of Investment Planning and Process.

                  The Authorisation Officer is responsible for reviewing the completed trade authorisation request form and they will determine whether or not to authorise the proposed securities transaction. No approvals will be granted for employee deals where there is a pending order for a client or where a transaction is currently being seriously considered or is likely to be, or has been executed within 7 days unless it is determined by the Authorisation Officer that such transaction in no way conflicts with the interests of the Client. This 7 day limit cannot and is not intended to cover situations which cannot be predicted, for example, the offering of an unexpected line of stock which was not being contemplated for purchase prior to that event. The Authorisation Officer will check that the security is not on the insider list. The Authorisation Officer will in considering whether a conflict exists look at the liquidity of the issue the size of any client deals and the size of any staff deals. In the case of new issues the Authorisation Officer will need to ensure that the staff member has not been allocated shares (in the type of new issues where shares are pre-allocated) on the basis of their position at Martin Currie and that their acquiring shares would not reduce the amount of shares available for clients.

                  It is unlikely that the firm will be dealing in unquoted securities for clients but if approval for a transaction in an unquoted company is sought consideration needs to be given to the likelihood of that company becoming quoted and if it is likely that in the future the company may be one that we may invest in on behalf of clients. If investment staff hold securities in unquoted securities they are precluded from making any investment decision on behalf of the clients in these securities. In such circumstances any decision relating to the securities must be taken by a disinterested Investment Director or the Chief Investment Officer. The General Counsel must be notified when such situations arise.

                  The authorisation and date and time of the authorisation must be completed on the trade authorisation request forms. The person seeking the trade authorisation will take the completed form to the Private Client Department. No order for a securities transaction for which authorisation is sought may be placed prior to the receipt of written authorisation of the transaction showing the date and time of the authorisation by the relevant Authorisation Officer. VERBAL APPROVALS ARE NOT PERMITTED. Staff are expected to execute deals as soon as reasonably practical following the grant of authorisation.

                  Trade authorisations are valid until the earlier of (1) the close of business on the day after the authorisation is granted or (2) your discovery that the information in the trade authorisation request form is no longer accurate. If the Authorisation Officer becomes aware of circumstances which would result in him not granting approval, he should immediately notify the member of staff and the Private Client Department who should ensure that the trade is not carried out. Should the trade have been executed by the time the Authorisation Officer contacts the Private Client Department the time at which they were notified should be recorded on the trade authorisation request form. If the securities transaction is placed but has not been executed within three trading days after the authorisation is granted (as, for example, in the case of a limit order), a new authorisation is unnecessary unless the person placing the original order for the securities transaction amends it.

                  Unless otherwise indicated on the form, all trades will be instructed by the Private Client Department. They will then pass the trade authorisation request form and copy contract notes to the Compliance Department for inclusion in the central Staff Dealing Register. Where the trade is to be completed by a third party broking firm, it is the responsibility of the employee whose trade has been authorised to ensure that the trade authorisation forms and copies of the contract notes are sent to the Compliance Department. Compliance are responsible for updating the list of holdings on the Staff Dealings Register and for checking that trade authorisations have been given for all trades executed by staff and Related Persons.

         (iii)    Discretionary Account
                  ---------------------

                  Employees are permitted to have discretionary accounts with Martin Currie or independent investment advisory firms. You are permitted to have your investments managed on a discretionary basis either by Martin Currie Private Client Limited or another investment advisory firm. In such circumstances the Compliance Department must be notified of the existence of such accounts and a record will be maintained in the staff dealings records of the existence of the account and with which firm it is maintained. It is not necessary to obtain authorisation for transactions in discretionary accounts. If in terms of the discretionary agreement or in practice you participate in the investment decision making for your own or any Related Account then all trades will require to be authorised in accordance with the procedures of this code. The Private Clients Department will therefore not execute any trades for employees' discretionary accounts or their Related Accounts where the member of staff has had any involvement in suggesting, recommending or requesting trades unless a completed Trade Authorisation Form has been received.

         (iv)     Joint Accounts
                  --------------

                  Investments held jointly with any other person will also be subject to the authorisation approval requirements.

         (v)      Investment Clubs
                  ----------------

                  Membership of an investment club requires to be approved by the Compliance Department. It is unlikely that permission to join will be granted unless all trades are subject to the Company's trade pre-authorisation requirements.

         (vi)     Transactions exempt from Trade Pre-authorisation Requirements
                  -------------------------------------------------------------

                  Certain transactions in an employee or Related Account do not require approval. These are as follows:-

                  (a) The purchase of units in any UK authorised unit trust including any unit trust managed by Martin Currie Unit Trusts Limited.

                  (b)      Futures or Options contracts on indices.

                  (c)      Government Bonds.

                  (d) UK securities issued via open public offer, for which a general approval has been granted. These would generally include issues such as Government privatisations.

                  (e) Corporate action transactions, any acquisition of securities through stock dividends, dividend reinvestments, stock splits, mergers consolidations or other similar corporate reorganisations or distributions generally applicable to all holders of the same class of securities.

                  (f) Rights. Any acquisition of securities through the exercise of rights issued by an issuer pro rota to all holders of a class of its security to the extent the rights were acquired in the issue.

                  (g) Martin Currie Investment Trust Regular Savings, ISA or PEP Plans. Any transaction in investment trusts' savings ISA or PEP plans of trusts managed by any Martin Currie Group company except that no transactions or adjustments to regular payments may be made during closed periods.

         There are certain securities transactions in employee and related accounts that are prohibited.

                  (a) Inside information - Securities transactions by any person while in possession of material non-public information regarding the securities or the issuer of the security.

                  (b) Market manipulation transactions intended to raise, lower or maintain the price of any security or to create a false appearance of active trading.

                  (c) Others - Any other securities transactions deemed by the relevant pre-authorisation officer to involve a conflict of interest, possible diversion of a corporate opportunity or the appearance of impropriety. In some cases, trades may be rejected for a reason that is confidential. The relevant pre-authorisation officer is not required to give any explanation for refusing to authorise a securities transaction.

         Review and availability of information provided. All information supplied in connection with employee or Related Account transactions will be subject to review by the General Counsel and the Compliance Department and may form part of compliance reports. All information supplied will be available for inspection by the Securities & Exchange Commission, IMRO or any other self-regulatory organisation of which Martin Currie or any of its group companies is a member and any state securities commissions.

3.       FIDUCIARY DUTIES

                  (a)      Confidentiality
                           ---------------

                  You may not reveal any information relating to the investment intentions, activities or portfolios of clients or securities that are being considered for purchase or sale except to those persons who need to know that information in order to carry out their duty or provide advice in relation thereto.

                  (b)      Gifts
                           -----

                  Extraordinary or extravagant gifts are not permissible and must be declined or returned. Gifts of a de minimus value and customary business lunches, dinners, entertainment etc at which both you and the giver are present and promotional items (e.g. pens, mugs, umbrellas etc) may be accepted.

                  If you are in any doubt as to whether or not you may accept a gift you should consult the General Counsel. All gifts must be recorded in the gifts book which is held in the Compliance department. Under no circumstances should you solicit gifts or entertainment. It is permitted to provide reasonable entertainment to persons associated with securities or financial organisations or clients provided that both you and the recipient are present.

                  (c)      Undue influence
                           ---------------

                  You may not cause or attempt to cause any advisory client to purchase, sell or hold any security for the purpose of creating any personal benefit for your, or a Related Account.

                  If you or a Related Account stand to benefit materially from an investment decision for an advisory client that you are recommending or participating in, you must disclose that interest to the General Counsel. Disclosure should be made prior to the investment being made and should be documented.

                  (d)      Service as Director on Boards outside the group
                           -----------------------------------------------

                  Investment Staff are prohibited from acting as a director on the boards of publicly traded companies absent a prior authorisation from the General Counsel. Such exemption will only be granted if it is determined that the service would not be inconsistent with the interests of Martin Currie Inc's clients.




April 1st 2000